                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      Armstrong World Industries, Inc.
                (Name of Registrant as Specified In Its Charter)

                          L.A. Pulkrabek, Secretary
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

           (LOGO OF ARMSTRONG WORLD INDUSTRIES, INC. APPEARS HERE)

                        Armstrong World Industries, Inc.


To all Armstrong shareholders:

  You are cordially invited to attend the 1994 Annual Meeting of the Shareholders to be held at the principal office of the Company, Armstrong House North, Liberty and Charlotte Streets, Lancaster, Pennsylvania, on Monday, April 25, 1994, at 10:00 a.m., local time.

  As fully described in the accompanying proxy statement, in addition to the election of directors, you are being asked to consider and vote upon a shareholder proposal requesting the Board of Directors to adopt a particular confidential voting policy. Your Board of Directors has adopted a detailed confidential voting policy. The Board of Directors asks that you review both the shareholder's proposal and the Board's confidential voting policy. The Board recommends that you vote AGAINST the shareholder's proposal.

  This year's proxy statement contains several new features mandated by a change in the Securities and Exchange Commission proxy rules. We hope that you will find the new information helpful in better understanding your Company and the matters presented for your vote.

  Please carefully review the proxy statement and then complete and execute your proxy and return it promptly to the Company's independent judges of election and vote tabulators, The Corporation Trust Company. Mark your ballot if you desire your vote to be treated in a confidential manner. The vote of each shareholder is important to the Board of Directors. We appreciate your time and attention to this letter and the accompanying proxy statement.

Sincerely yours,

/s/ William W. Adams                       /s/ George A. Lorch

William W. Adams                           George A. Lorch
Chairman of the Board of Directors         President and Chief Executive Officer


March 14, 1994

                        ARMSTRONG WORLD INDUSTRIES, INC.

                            Lancaster, Pennsylvania

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING


  The Annual Meeting of the Shareholders of Armstrong World Industries, Inc., will be held, in accordance with a resolution of the Board of Directors adopted pursuant to the bylaws of the Company, on Monday, April 25, 1994, at 10:00 a.m., local time, at the principal office of the Company, Armstrong House North, Liberty and Charlotte Streets, Lancaster, Pennsylvania, U.S.A., for the following purposes:

  .   To elect three directors for terms expiring in 1997;

  . To vote upon a shareholder proposal for confidential voting and independent tabulators and inspectors [judges] of election; and

  .   To transact such other business as may properly come before the meeting.

  Only holders of Common Stock and the holders of Series A ESOP Convertible Preferred Stock of record on the books of the Company at the close of business on February 18, 1994, will be entitled to vote at the meeting.

 The Board's nominees for directors are set forth in the accompanying proxy statement.

  Your vote is important. Please mark, date, and sign your proxy and promptly mail it in the enclosed envelope to the Company's independent judges of election and vote tabulators, The Corporation Trust Company.

  If you wish to have your vote treated in a confidential manner, please mark the box "Confidential Vote Requested" on your proxy. Employee participants' votes under the Armstrong Employee Stock Ownership Plan and the Retirement Savings Plans are treated confidentially.

  THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                         L. A. Pulkrabek
                         Senior Vice-President, Secretary
                         and General Counsel


March 14, 1994

                      ARMSTRONG WORLD INDUSTRIES, INC.
                        Liberty and Charlotte Streets
                             Lancaster, PA 17603

                               PROXY STATEMENT

  Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the Annual Meeting of the Shareholders on Monday, April 25, 1994. The proxy statement and the form of proxy are being mailed to shareholders commencing on or about March 14, 1994.

  Only holders of Common Stock and Series A ESOP Convertible Preferred Stock (the "ESOP Stock") of record on the books of the Company at the close of business on February 18, 1994 (the "Record Date"), will be entitled to vote at the meeting. On the Record Date there were 37,382,456 shares of Common Stock of the Company outstanding and 5,506,576 shares of ESOP Stock outstanding.

  If a shareholder participates in the Company's Automatic Dividend Reinvestment Plan, the proxy sent to each shareholder will represent the number of shares registered in the shareholder's name and the number of shares, including fractional shares, credited to the shareholder's Automatic Dividend Reinvestment Plan account.

  Holders of Common Stock and ESOP Stock of record as of the close of business on the Record Date, or their proxies, are entitled to one vote per share and to cumulative voting rights in the election of directors. Under cumulative voting, a shareholder, or the shareholder's proxies, may vote the number of shares owned by the shareholder for as many persons as there are directors to be elected, or may cumulate such votes and give to one or distribute among two or more nominees as many votes as shall equal the number of directors to be elected multiplied by the number of the shareholder's shares. The nominees receiving the greatest number of votes will be elected directors.

  Under the Company's new confidential voting policy, you may elect to mark the box on the proxy designated "Confidential Vote Requested." If you do so, your vote will be held confidential by representatives of The Corporation Trust Company, whom the Board of Directors of the Company has appointed as independent judges of election and to tabulate the vote. Employee participants' votes under the Armstrong Employee Stock Ownership Plan and the Retirement Savings Plans are treated confidentially. If you communicate with the Company by adding a comment on your proxy card or enclosing a note, The Corporation Trust Company will convey your comments to the Company in a fashion which will preserve any requested confidential vote.

                            ELECTION OF DIRECTORS

  Effective with the Annual Meeting of the Shareholders to be held April 25, 1994, Wm. Wallace Abbott and William W. Adams will each retire after 12 years of service with distinction as a director of the Company. Nominated by the Board of Directors for reelection at the shareholders' meeting for a term of three years are Van C. Campbell, Ursula F. Fairbairn, and J. Phillip Samper. The Board of Directors has amended the Company's bylaws to provide that, effective April 25, 1994, the stated number of directors shall be not less than nine nor more than thirteen.

  The Company has been advised by persons named in the accompanying proxy that they intend to vote pursuant to the proxy for the election of the following persons and, if necessary, to exercise cumulative voting rights to secure the election of as many as possible of the following nominees: Van C. Campbell, Ursula F. Fairbairn, and J. Phillip Samper. All three nominees are presently directors of the Company. Each individual nominated for election as a director of the Company has agreed to serve if elected. However, the Company is informed that in the event of the refusal or inability of any nominee for director to serve, the persons named in the accompanying form of proxy intend to vote at the meeting pursuant to the proxy for the election of such other person, if any, as may be nominated by the Board of Directors, subject to the right of the persons named in the proxy to exercise cumulative voting rights as described above.

                    ------------------------------------
                    NOMINEES FOR TERMS TO EXPIRE IN 1997
                    ------------------------------------

VAN C. CAMPBELL
Vice Chairman for Finance and Administration, Corning Incorporated

Member--Armstrong Board's Audit Committee, Finance Committee (Chairman), and Public Policy Committee

Director since 1991    Age 55


URSULA F. FAIRBAIRN
Senior Vice President--Human Resources, Union Pacific Corporation

Member--Armstrong Board's Board Development and Nominating Committee, Management Development and Compensation Committee, and Public Policy Committee

Director since 1993    Age 51


J. PHILLIP SAMPER
President, Sun Microsystems Computer Corporation, a unit of Sun
Microsystems, Inc.

Member--Armstrong Board's Board Development and Nominating Committee, Management Development and Compensation Committee, and Public Policy Committee (Chairman)

Director since 1985    Age 59


(Picture of Mr. Campbell Appears Here)

A Cornell University graduate, Mr. Campbell also earned a master's degree in Business Administration from Harvard University. He has served since 1983 as Vice Chairman for Finance and Administration of Corning Incorporated (glass and ceramic products) and as a member of its Board of Directors. Over the previous 18 years, Mr. Campbell served in a variety of financial and operating positions at Corning, 10 of these as an officer. He also serves on the Boards of Dow Corning Corporation and General Signal Corporation. He is a Trustee of the Corning Foundation, the Rockwell Museum and the Corning Museum of Glass and serves on Advisory Boards for the Fuqua School of Duke University and Cornell University. He is active in community affairs, including the United Way and the Boy Scouts of America.

(Picture of Mrs. Fairbairn Appears Here)

Mrs. Fairbairn is a graduate of Upsala College and holds a MAT in mathematics from Harvard University. Since 1990, she has served as Senior Vice President, Human Resources, Union Pacific Corporation (transportation and natural resources). Prior to joining Union Pacific, Mrs. Fairbairn worked for 24 years with IBM Corporation (computer technology) in various sales and human resources positions, including Vice President, Marketing Operations. Most recently, from 1987 to 1990, she was IBM Director of Education and Management Development. She serves on the Boards of Menasha Corporation and V.F. Corporation. Mrs. Fairbairn chairs the Business Roundtable Employee Relations Committee and is on the Executive Committee of the Labor Policy Association. She is active in community affairs and serves on the Board of Associates of Muhlenberg College.

(Picture of Mr. Samper Appears Here)

A graduate of both the University of California at Berkeley and the American Institute for Foreign Trade, Mr. Samper later earned a master's degree in management from the Massachusetts Institute of Technology. Mr. Samper has recently been named President of Sun Microsystems Computer Corporation (computer work-stations), a major unit of Sun Microsystems, Inc. In June 1990, he assumed the positions of President and Chief Executive Officer and director of Kinder-Care Learning Centers, Inc. (child day-care centers), a position from which he resigned in 1991. He retired as Vice-Chairman and Executive Officer of Eastman Kodak Company (photographic, chemical and health-care products) in 1990 after a career spanning 28 years. He served as Vice-Chairman since 1986 and as an officer of Eastman Kodak from 1977 through 1989. He is active as a member of the Business School Advisory Board of the University of California at Berkeley and on the Board of Just Say No International. As a Hispanic, Mr. Samper has been active in pro-Hispanic efforts nationally. He is a Director of Interpublic Group of Companies, Inc.

                    ------------------------------------
                    DIRECTORS WHOSE TERM EXPIRES IN 1994
                    ------------------------------------

WM. WALLACE ABBOTT
Senior Advisor to the Administrator of the United Nations Development Programme, and former Senior Vice President, The Procter & Gamble Company

Member--Armstrong Board's Board Development and Nominating Committee and Management Development and Compensation Committee

Director since 1982    Age 62

WILLIAM W. ADAMS
Chairman of the Board
of Armstrong

Director since 1982    Age 59


(Picture of Mr. Abbott Appears Here)

Mr. Abbott is a graduate of Davidson College who holds an M.B.A. degree from Harvard Business School. Since 1989 he has served as Senior Advisor to the Administrator of the United Nations Development Programme (which provides technical assistance to developing countries). He served as Senior Vice President of The Procter & Gamble Company (cleaning, food and beverage, personal care, and health-care products) from 1976 until his retirement in February 1989. Mr. Abbott, who joined Procter & Gamble in 1954, served as an officer of that company from 1970 to 1989. He has been active as a member of the Boards of Trustees of the National Association of Manufacturers and of the American Enterprise Institute; as National Chairman of the Joint Council on Economic Education; as an Executive Director of the Management Policy Council; and as the National Chairman of Just Say No International. He is a Director of the Fifth Third Trust Co. and Savings Bank, Naples, Florida.

(Picture of Mr. Adams Appears Here)

Mr. Adams began his Armstrong career in 1956 following his graduation from Iowa State University. He served as the Company's Chairman of the Board and President from 1988 until September 1993 when he was elected Chairman of the Board. He served as an Executive Vice-President from 1982 to 1988. Mr. Adams is a member of the Boards of the National Association of Manufacturers, the Pennsylvania Roundtable, The Pennsylvania Chamber of Business and Industry, Pennsylvanians for Effective Government, and Lancaster (Pa.) General Hospital. He has been active as Chairman of the Advisory Board of the local council of the Boy Scouts of America and as President of the Lancaster Symphony Orchestra. He is a Director of Bell Atlantic Corporation.

                    ------------------------------------
                    DIRECTORS WHOSE TERMS EXPIRE IN 1995
                    ------------------------------------

E. ALLEN DEAVER
Executive Vice-President of Armstrong

Director since 1988    Age 58


JAMES E. MARLEY
Chairman of the Board, AMP Incorporated

Member--Armstrong Board's Board Development and Nominating Committee (Chairman), Management Development and Compensation Committee, and Public Policy
Committee

Director since 1988    Age 58


JERRE L. STEAD
Executive Vice President, AT&T, and Chief Executive Officer, AT&T Global Information Solutions

Member--Armstrong Board's Board Development and Nominating Committee and Management Development and Compensation Committee (Chairman)

Director since 1992    Age 51

(Picture of Mr. Deaver Appears Here)

A graduate of the University of Tennessee and a former Army officer, Mr. Deaver began his Armstrong career in 1960. He has served as Executive Vice-President since 1988. Prior to that time, he gained experience from 1960 to 1983 in a variety of engineering and manufacturing positions in the United States and abroad with Armstrong and Armstrong subsidiaries in the United States and England. He was Group Vice-President for Corporate Technology and New Business Development during the period 1983 to 1988. Mr. Deaver is a member of the Boards of Directors of Pennsylvania Power & Light Company, the Pennsylvania Economy League, and Internacional de Ceramica S.A. de C.V.

(Picture of Mr. Marley Appears Here)

After graduating from Pennsylvania State University, Mr. Marley earned a master's degree in mechanical engineering from Drexel Institute of Technology. Since 1993, he has served as Chairman of the Board of AMP Incorporated (electrical/electronic connection devices), which he joined in 1963. Mr. Marley was President and Chief Operating Officer from 1990 to 1992 and from 1986 to 1990 served as President. He has been active as a Director of The Polyclinic Medical Center, Harrisburg; the United Way, Capital Region; Manufacturers' Alliance for Productivity and Innovation; and The Pennsylvania Chamber of Business and Industry. He is a Director of AMP Incorporated, Dauphin Deposit Corporation, and Harsco Corporation.

(Picture of Mr. Stead Appears Here)

A graduate of the University of Iowa, Mr. Stead was also a participant in the Advanced Management Program, Harvard Business School. Since May of 1993, he has served as Executive Vice President, American Telephone and Telegraph Company (telecommunications) and as Chief Executive Officer of AT&T Global Information Solutions (computers and communicating), formerly NCR Corp. From 1991 to 1993, he was President of AT&T Global Business Communications Systems (communications). Mr. Stead was Chairman, President and Chief Executive Officer (1989-1991) and President (1987-1989) of Square D Company (industrial control and electrical distribution products). Previously, Mr. Stead had a long career with Honeywell, Inc. He serves as Vice Chairman of the Board of Governors of the National Electrical Manufacturers Association and is active on the Board of Visitors of the University of Iowa and on the Board of Trustees, Coe College. He serves on the Advisory Board of the Kellogg Graduate School of Management at Northwestern University and is a member of the Executive Committee of the Council on Competitiveness. He is a Director of R R Donnelley & Sons Company and TBG Holdings N.V.

                    ------------------------------------
                    DIRECTORS WHOSE TERMS EXPIRE IN 1996
                    ------------------------------------

MICHAEL C. JENSEN
Edsel Bryant Ford Professor of Business Administration, Graduate School of Business Administration, Harvard University

Member--Armstrong Board's Audit Committee and Finance Committee

Director since 1990    Age 54

GEORGE A. LORCH
President and Chief Executive Officer

Director since 1988    Age 52


ROBERT F. PATTON
Chairman, Bank Consulting Associates

Member--Armstrong Board's Audit Committee (Chairman) and Finance Committee

Director since 1976    Age 66

(Picture of Professor Jensen Appears Here)

Professor Jensen earned his Ph.D. in economics, finance, and accounting from the University of Chicago; an M.B.A. degree from that institution; and an A.B. degree from Macalester College. Before joining the faculty of the Harvard Business School in 1985, he taught graduate courses at the University of Rochester (1967-1988). He also has taught at Northwestern University (1967) and as a visiting lecturer at the University of Bern in Switzerland (1976). He is a noted author on a wide range of economic, finance, and business topics in scholarly journals, books, and the popular and business press. Dr. Jensen is President and a Director of the American Finance Association and the Western Economics Association International. He is a member of the Board of Directors of Analysis Group.

(Picture of Mr. Lorch Appears Here)

Mr. Lorch, a graduate of Virginia Polytechnic Institute, began his Armstrong association in 1963. Prior to his election as President and Chief Executive Officer in September 1993, he served as Executive Vice-President from 1988. After various assignments in marketing (1963-1983) with Armstrong and an Armstrong subsidiary, he served as Group Vice-President for Carpet Operations during the period 1983 to 1988. Mr. Lorch is a member of the Board of The Stanley Works. He is a Trustee of Franklin and Marshall College and a member of its External Relations Committee and Board's Audit Committee; he also is a member of the Business Roundtable and the Denison University Parents Council.

(Picture of Mr. Patton Appears Here)

Mr. Patton is a graduate of Westminster College and Harvard Law School. Since 1990 he has been Chairman of Bank Consulting Associates, a firm formed by Mr. Patton in January 1990 for the purpose of providing consulting services to financial institutions. He served as Vice Chairman of Integra Financial Corporation (banking) from January 1989 until his retirement in December 1989 and as Chairman of Union National Corporation (banking) from 1983 to January 1989. Previously, he had practiced law for 30 years (1953-1983) with the Pittsburgh firm of Buchanan Ingersoll Professional Corporation which has represented the Company for many years. Mr. Patton is a member of the Boards of Jewish Healthcare Foundation of Pittsburgh; Residential Resources, Inc., and Pittsburgh History and Landmarks Foundation. He is a Director of Integra Financial Corporation and Chairman of its Executive Committee.

  The Board of Directors held 10 meetings during 1993. Each incumbent director attended in excess of 75% of the aggregate of the total meetings of the Board of Directors and meetings (25 in total during 1993) of the standing Audit, Board Development and Nominating, Management Development and Compensation, Finance (formerly Pension), and Public Policy Committees on which each such director served.

  During 1993, the directors who are not officers or employees of the Company were each compensated at the rate of $19,000 per year and, in addition, $950 for each Board meeting and $800 for each Committee meeting attended, and $1,000 per diem plus reasonable expenses for special assignments in connection with Board activity. An annual fee of $1,200 was paid to each Committee Chairperson. A fee of $1,000 (in lieu of the $800) for each Committee meeting attended is paid if the Committee meeting is on a day other than a Board meeting day. Effective January 1, 1994, these amounts were increased to $20,000 per year and $1,000 for each Board and Committee meeting attended. The annual fee for each Committee Chairperson was increased to $1,500. Directors may elect to participate in the Armstrong Deferred Compensation Plan. During 1993, seven nonemployee directors (including one who has retired) participated in the Armstrong Deferred Compensation Plan, and two nonemployee directors participated in the Deferred Compensation Plan for Non-Employee Directors (a plan as to which future deferrals were terminated June 25, 1990). In addition to the foregoing, all nonemployee directors participate in the Restricted Stock Plan for Non-Employee Directors pursuant to which each nonemployee director is entitled to receive an initial award of 200 shares of Common Stock upon becoming a director and annual awards of 100 shares on July 1 of each year. Under the Plan, the shares may not be transferred by the director and are subject to forfeiture until the earlier of the director's (1) death or disability, (2) failure to be re-elected to the Board after being nominated,
(3) retirement from the Board after six years of service (20% of the shares vest each year during the director's first five years of service on the Board), or (4) removal from the Board or failure to be nominated for re-election following a change of control of the Company. The shares are subject to forfeiture if the director is removed from the Board or is not nominated for re-election to the Board. Subject to these forfeiture provisions, each nonemployee director has the right to receive dividends on and has voting power with respect to the shares. In 1993, Mrs. Fairbairn received 200 initial shares and each other nonemployee director received the annual award of 100 shares under the Plan. The directors who are officers or employees of the Company are not separately compensated as directors or for attendance at Board or Committee meetings or as Committee chairpersons.

                        BOARD OF DIRECTORS COMMITTEES

  The Board of Directors has, among others, an Audit Committee, a Management Development and Compensation Committee, and a Board Development and Nominating Committee. The Committees receive their authority and assignments from the Board of Directors and report to the Board.

  The current Audit Committee is composed of Robert F. Patton (Chairman), Van C. Campbell, and Michael C. Jensen. The Committee held three meetings during 1993. In fulfilling its responsibilities, the Committee's activities included, but were not limited to, recommendation of the employment of the independent auditors; review of the scope and results of the independent auditors' audit activities and the fees proposed and charged therefor; review of nonaudit services of the independent auditors and the fees proposed and charged therefor; review of the scope and results of the internal audit activities; review of officers' travel and entertainment expenses; and review of the financial activities, financial position, and related reports of the consolidated Company.

  The current Management Development and Compensation Committee is composed of Jerre L. Stead (Chairman), Wm. Wallace Abbott, Ursula F. Fairbairn, James E. Marley, and J. Phillip Samper. The Committee held five meetings during 1993. In fulfilling its responsibilities, the Committee reviews and recommends to the Board of Directors matters involving director compensation and the annual compensation of all directors who are officers or employees of the Company; reviews the compensation budget for all officers of the Company; and periodically reviews the management development plans, the salary and incentive compensation plans, and administration of such plans covering the salaried employees of the Company. Meeting annually as a Committee composed only of nonemployee directors, the Committee reviews matters of senior management succession. The Committee also administers the Employees' Stock Option Plan of 1974, the Long-Term Stock Option Plan for Key Employees, the 1993 Long-Term Stock Incentive Plan, the Company's Management Achievement Plan, the Armstrong Deferred Compensation Plan, and the Restricted Stock Plan for Non-Employee Directors.

  The Board Development and Nominating Committee is composed of James E. Marley (Chairman), Wm. Wallace Abbott, Ursula F. Fairbairn, J. Phillip Samper, and Jerre L. Stead. The Committee held two meetings during 1993. In fulfilling its responsibilities, the Committee reviews and recommends new director candidates for consideration by the Board of Directors and recommends to the Board the annual Board nominees. It also reviews and makes recommendations dealing with development, performance and effective functioning of the Board. The Board Development and Nominating Committee will consider nominees recommended by shareholders of the Company. Such recommendations should be made in writing, should include a statement of the recommended nominee's qualifications, and should be addressed to the Committee at the address of the Company. Actual nominations must be made in accordance with the procedures set forth in the Company's bylaws, a copy of which may be obtained upon written request to the Secretary of the Company.

            DIRECTORS' AND EXECUTIVE OFFICERS' SECURITY OWNERSHIP

  The following tabulation shows the amount of the Company's Common Stock beneficially owned directly or indirectly by the Company's directors (and nominees), the named individuals set forth in Table 1 on page 12, and all the directors and executive officers as a group as of December 31, 1993. Except as otherwise noted below, in each instance the nature of beneficial ownership consists of sole voting and investment power.


                         Amount Held/1/                             Amount Held/1/
                         --------------                             --------------
Wm. Wallace Abbott              600          George A. Lorch             53,206
William W. Adams             68,821          James E. Marley                860
Van C. Campbell                 700          Robert F. Patton             2,703
E. Allen Deaver              47,985          J. Phillip Samper              887
Dennis M. Draeger            33,789          Frederick B. Starr          39,669
Ursula F. Fairbairn             404          Jerre L. Stead                 519
Michael C. Jensen/2/          2,660          Directors and executive
                                             officers as a group
                                             (20 persons)               390,552

/1/Includes 600 shares held by each nonemployee director (200 shares as to Mrs. Fairbairn, 400 shares as to Mr. Stead, and 500 shares as to Mr. Campbell) under the Company's Restricted Stock Plan for Non-Employee Directors, as to which each director has voting but not investment power, and which shares are subject to forfeiture in certain events.

/2/Dr. Jensen is a party to an agreement dated January 23, 1990, with First City Financial Corporation Ltd. pursuant to which he received 50,000 stock appreciation rights. Each stock appreciation right entitles Dr. Jensen to receive payment from First City in an amount equal to the difference between $37.00 (adjusted for changes in the market index) and the market price of a share of Armstrong Common Stock on such date as Dr. Jensen elects to receive payment, plus certain dividends and interest, subject to certain restrictions. Dr. Jensen has stated that as a director he does not represent any particular shareholder or group, and he disclaims any relationship with First City or its affiliates.

The ownership of each director represents less than 1% of the shares of Common Stock outstanding on December 31, 1993. All current directors and executive officers as a group beneficially own 1.05% of the shares of Common Stock outstanding on December 31, 1993.

The individual and group amounts set out above include shares covered by stock options under the Employees' Stock Option Plan of 1974, the Long-Term Stock Option Plan for Key Employees, and the 1993 Long-Term Stock Incentive Plan exercisable within 60 days: George A. Lorch--39,800; William W. Adams--42,651;
E. Allen Deaver--34,830; Frederick B. Starr--33,100; Dennis M. Draeger--24,020; and current directors and executive officers as a group--279,267.

The amounts also include shares of Common Stock which may be deemed to be beneficially owned under the Company's Employee Stock Ownership Plan (the "ESOP") assuming that the shares of ESOP Stock held for the account of such persons were converted into shares of Common Stock (each share of ESOP Stock being presently convertible into one share of Common Stock), as follows: George
A. Lorch--712; William W. Adams--662; E. Allen Deaver--763; Frederick B. Starr-- 550; Dennis M. Draeger--563; and current directors and executive officers as a group--6,372. Each of the named individuals and each member of the group has shared voting power and no investment power with respect to the shares of Common Stock which may be deemed to be allocated to him or her under the ESOP and is also deemed to beneficially own and has shared voting power and no investment power with respect to the same number of shares of ESOP Stock under the ESOP. The ownership of each such individual and all current directors and executive officers as a group represents less than 1% of the outstanding shares of ESOP Stock. For a description of the ESOP, see "Executive Officers' Compensation-- Employee Stock Ownership Plan"; and for a description of the ownership of the ESOP Stock, see "Stock Ownership of Certain Beneficial Owners."

Also included are, in the case of William W. Adams, the 130 shares owned jointly by Mr. Adams with his wife, as to which he holds shared voting and investment power, and the 1,000 shares owned by his wife, as to which he disclaims beneficial ownership, and the 521 shares owned by him indirectly under the Retirement Savings Plan for Salaried Employees ("RSP"); in the case of E. Allen Deaver, the 545 shares owned by him indirectly under the RSP; in the case of Dennis M. Draeger, the 23 shares owned jointly by Mr. Draeger with his wife, as to which he holds shared voting and investment power, and the 404 shares owned by him indirectly under the RSP; in the case of George A. Lorch, the 57 shares owned jointly by Mr. Lorch with his wife, as to which he holds shared voting and investment power, and the 659 shares owned by him indirectly under the RSP; in the case of Robert F. Patton, the 923 shares owned jointly by Mr. Patton with his wife, as to which he holds shared voting and investment power; in the case of Frederick B. Starr, the 418 shares owned by him indirectly under the RSP; and, in the case of Jerre L. Stead, the 100 shares owned jointly by Mr. Stead with his wife, as to which he holds shared voting and investment power.

With respect to current executive officers other than named individuals, the group amount includes the 4,024 shares held jointly with family members, as to which voting and investment power is shared, and the 1,555 shares owned indirectly under the RSP.


               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Management Development and Compensation Committee of the Board of Directors is composed entirely of outside directors. The Board of Directors has established a charter that defines the duties and responsibilities of the Committee. In regard to compensation matters, the Committee reviews the Company's overall philosophy and policy governing the compensation programs for management personnel; reviews and recommends to the Board of Directors the annual compensation of all officers who are directors of the Company; reviews and approves the annual salary plans for all officers of the Company; reviews and recommends to the Board of Directors the adoption of or changes to the Company's executive incentive plans; and administers the Company's annual Management Achievement Plan, long-term incentive plans, and the Armstrong Deferred Compensation Plan.

  A Committee-approved executive compensation philosophy serves as the foundation for the design and administration of the various elements of the Company's executive compensation program. The three primary components of the executive compensation program are base salary, annual incentive, and long-term incentive. The program is structured to provide competitive levels of total compensation commensurate with corporate, business unit, and individual performance. This philosophy recognizes the market value of executive contribution and is rooted in the belief that providing strong incentives to management to exceed short-term and long-term goals will contribute toward achieving superior levels of total shareholder return. The total compensation opportunity is designed to attract, retain, and motivate the caliber of executive talent vital to the Company's continued success.

  The Company manages the total cash compensation opportunity to provide median levels of cash compensation at average levels of corporate, business unit and individual performance. Cash compensation consists of two components: (1) a base salary opportunity that is competitive with that of other large companies paying at the median level of the market, and (2) an annual incentive opportunity that is variable and driven by the performance of the Company. When high levels of performance are achieved, the level of cash compensation will exceed the median of the market. Conversely, when the Company, business unit, and individual fall short of established goals, the level of cash compensation will be substantially below the market median.

  Senior executives have a greater proportion of their total direct compensation opportunity in the long-term incentive component than the annual incentive to reinforce the Company's commitment to long-term performance and to recognize the ability of these executives to influence the level of long-term success. There is a significant opportunity for long-term rewards and stock ownership contingent upon superior stock price performance and total shareholder return (share price appreciation plus reinvested dividends). For the senior executive group, long-term incentives consist of stock options and performance restricted shares. Both of these long-term incentive elements effectively align the interests of shareholders and executives by creating a direct linkage between executive rewards and increased shareholder value. Stock ownership by executives is encouraged to create an ownership view and to further align their interest in increasing the value of the Company.

  Base salaries are administered on a "pay for performance" philosophy. Each year, the President and Chief Executive Officer prepares a salary plan for each of the Company's officers recognizing their performance and contributions. These plans are developed within the context of base salary ranges that reflect the competitive market value of each position. The base salary ranges are reviewed and, if appropriate, adjusted each year predicated on national compensation survey data for industrial companies of comparable size, generally based on total sales. These annual salary plans are reviewed by the Committee and, subject to agreed-upon modification, approved for all officers of the Company. The Committee recommends to the full Board of Directors for approval the annual base salary compensation of all officers who are directors of the Company. Based on the factors discussed in this paragraph, the base salaries of most, but not all, of the Company's executive officers were increased in 1993 by varying amounts.

  Annual incentive plans are designed to provide for variable compensation on the basis of performance. These plans impose a penalty from the targeted incentive award for falling short of targeted performance and a significant reward for exceeding targeted performance. The Company's principal annual incentive plan is the Management Achievement Plan, which has been approved by the Board of Directors. Under the Management Achievement Plan, an executive can earn cash awards in relation to the attainment of corporate, business unit, and individual goals. A specific weighting is assigned to each of these three achievement segments where such segments are applicable. Each participant has a targeted annual incentive award which is expressed as a percentage of base salary earnings and varies with the participant's level of responsibility. In 1993, at least 70% of the targeted annual incentive award for each executive officer was based on corporate and business unit goals. Mr. Starr and other key Thomasville managers participate in the Thomasville Achievement Plan. Under this plan, Mr. Starr can earn an annual incentive cash award based on the attainment of Thomasville Furniture Industries and individual goals. For 1993, 100% of Mr. Starr's incentive award was based on Thomasville's financial results.

  For executive officers, the incentive amounts earned under the corporate and business unit segments of the Management Achievement Plan are based on financial performance against predetermined financial goals. Before the start of the year, the corporate goal is reviewed and approved by the Committee. For 1993, the corporate goal was an 8% return on assets for 100% achievement. The business unit goals are similarly reviewed and approved by the Executive Office, consisting of the President and Chief Executive Officer and the Executive Vice-President. The incentive amount earned under the individual segment is based upon the executive's achievements against predetermined goals which vary by individual. The individual goals are specific to the executive's position, can be either qualitative or quantitative, and are important to the Company's success. The Committee reviews and approves the individual goals for the President and Chief Executive Officer and for the Chairman of the Board. For all other executive officers, individual goals are established for each year by each such executive in consultation with his or her superior.

  Following the end of each year, the Committee determines the amount, if any, to be paid to each participant under the Management Achievement Plan. The amount of an executive officer's incentive award attributable to each achievement segment is determined by measuring performance, expressed as a percentage, against the goals established for that segment. For 1993, a payment was made under the corporate achievement segment since the Company achieved a return on assets of 6.3% excluding significant restructuring charges which resulted in a 49% achievement factor for executive officers. Participants received payments under the business unit and/or individual segments of the plan where threshold levels of performance were achieved or exceeded. The resulting incentive payments for executive officers of the Company are approved by the Committee. The Committee recommends to the full Board of Directors for approval the Management Achievement Plan payments for all officers who are directors of the Company. In 1993, all three officers who were directors of the Company received incentive award payments.

  The Company's 1993 Long-Term Stock Incentive Plan provides for the grant of stock options, performance restricted shares, and restricted stock awards. Each year, the Committee reviews, and where appropriate, authorizes long-term incentive grants under the plan. In 1993, senior executives, excluding those who participated in subsidiary long-term incentive plans, received grants of nonqualified stock options and performance restricted shares. Other eligible members of management received grants of nonqualified stock options. No restricted stock awards were authorized in 1993.

  Stock options were granted at the fair market value of the stock on the date of the grant. These grants become exercisable 18 months from the date of grant and have a 10-year term. In determining the number of stock options granted to management, the Committee took into account position levels, the targeted amounts of the long-term incentive award for selected participants, and other factors determined to be relevant such as individual performance, the tax consequences of the grant to the individual and the Company, and the number of shares available for issuance under the plan. The potential gain to participants will depend on the Company's future stock price. If the stock price increases significantly, participants stand to realize commensurate rewards and the opportunity to increase their stock ownership positions by exercising their options.

  Performance restricted share grants were made to a group of selected senior executives, including all of the Named Executives except for Mr. Starr. Performance restricted share grants made in 1993 are rights to earn shares of Armstrong Common Stock if the Company's performance over the three-year period of 1993 through 1995 meets specific goals established by the Committee. The number of performance restricted shares earned, if any, will be based on Armstrong's total shareholder return as compared to the performance of companies comprising the Standard & Poor's 500. The Committee has established an award achievement schedule with a threshold award at the 50th percentile achievement, a target award at the 60th percentile achievement, and a maximum award at the 90th percentile achievement. No performance restricted shares will be earned if the Company's total shareholder return is less than zero. During the three-year performance period, each participant will be credited with dividend equivalents which will be used to grant additional performance restricted shares that will be subject to the same performance requirements, and terms and conditions. At the conclusion of the three-year performance period, the number of performance restricted shares earned will be determined in accordance with the award achievement schedule and converted to an equal number of shares of Common Stock. These shares will be subject to a four-year restriction period commencing January 1, 1996. During the restriction period, cash dividends paid on the shares earned will be reinvested to purchase additional shares of Common Stock that will be subject to the same terms and restrictions. Shares that have been earned, including those acquired through reinvested dividends, will vest at a rate of 25% per year during the restriction period.

  The Committee considered position levels, the targeted amounts of the long-term incentive award, the fair market value of Armstrong Common Stock on December 31, 1992 ($31.875), individual performance, and the number of shares available for issuance under the plan in determining the number of performance restricted shares to grant to the senior executive group. The potential gain to the executives will depend on the Company's total shareholder return performance relative to the companies comprising the Standard & Poor's 500, the level of dividend payments, and the future price of Armstrong Common Stock. If the Company is able to achieve a superior total shareholder return, executives will share in the value created for the shareholders.

  The Company has established two subsidiary long-term incentive plans for selected key managers employed by Thomasville Furniture Industries and the American Olean Tile Company. Mr. Starr is a participant in the Thomasville plan. The objective of both plans is to increase the value of the subsidiary business unit thereby increasing the shareholder value of Armstrong. Under each plan, financial performance goals have been established for 1993, 1994, and 1995. Each participant has a target investment award for each year of the three-year period. The actual investment award earned, if any, will be converted to phantom shares in the subsidiary company which may be subject to a restriction period. The value of these phantom shares can increase or decrease over the term of any applicable restriction period or such longer period as may be applicable. The value of the phantom shares will be determined according to a method determined by the Company. Participants may elect to convert the value of their phantom shares to Armstrong Common Stock or cash following any applicable restriction period or deferral period, except for any executive officers of the Company who may only receive cash.

  It is the opinion of the Company that all outstanding stock option grants and the 1993 grants of performance restricted shares will qualify as performance-based compensation under Internal Revenue Code Section 162(m). Thus, compensation derived from these long-term incentive grants would qualify for exclusion from the compensation of the five highest-paid executives subject to the $1 million limit for business expense tax deductibility. As presently structured, payments under the Company's annual incentive plans may not qualify for exclusion as performance-based compensation.

  Effective September 7, 1993, Mr. Lorch was elected President and Chief Executive Officer. Mr. Adams, who previously served as chief executive officer, was named Chairman of the Board. For 1993, Mr. Lorch's base salary earnings amounted to $373,700 which represented an increase of 25% over his base salary earnings for 1992. Mr. Lorch's base salary level as chief executive officer was set at an annualized rate of $500,400 which would be about 80% of the average base salary level of CEO's at industrial companies with comparable sales revenue. The full effect of Mr. Lorch's base salary increase will be reflected in his 1994 earnings. Mr. Adams' 1993 base salary earnings were $432,400 which represented a reduction of 14% from his base salary earnings for 1992. The full effect of the reduction to Mr. Adams' base salary level will be reflected in his 1994 earnings. The annual incentive payments for 1993 under the Management Achievement Plan for Mr. Lorch and Mr. Adams were $133,648 and $135,758 respectively. The chief executive officer's targeted annual incentive award was weighted 80% on the corporate achievement segment and 20% on the individual achievement segment. For 1993, the Company' return on assets performance, excluding significant restructuring charges, was 6.3% against the target of 8% established by the Committee. The 6.3% performance compares to 1992 and 1991 results of 3.5% and 2.9% respectively. Neither Mr. Lorch nor Mr. Adams received annual incentive payments for 1992 and 1991. On June 28, 1993, the Committee authorized grants of nonstatutory stock options at an exercise price of $32.25 per share and grants of performance restricted shares to Messrs. Lorch and Adams. Mr. Lorch received 7,800 stock options and 3,900 performance restricted shares. Mr. Adams was granted 12,850 stock options and 6,450 performance restricted shares.

  The President and Chief Executive Officer's total direct compensation opportunity at target has been established such that 42% of the total direct compensation opportunity will be fixed and represented by base salary earnings. The remaining 58% will be variable, comprised of an annual cash incentive opportunity under the Management Achievement Plan and a stock-based long-term incentive opportunity under the 1993 Long-Term Stock Incentive Plan.

                              Management Development and Compensation Committee
                                           Jerre L. Stead, Chairman
                                           Wm. Wallace Abbott
                                           Ursula F. Fairbairn
                                           James E. Marley
                                           J. Phillip Samper


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Jerre L. Stead, J. Phillip Samper, Wm. Wallace Abbott, James E. Marley, and Joseph L. Jones (who retired from the Board effective April 26,
1993) served as members of the Company's Management Development and Compensation Committee during 1993. Mr. Jones was Chairman of the Board and President of the Company from 1983-1988.

                       EXECUTIVE OFFICERS' COMPENSATION

  The following table shows the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives") for services to the Company and its subsidiaries during the last three fiscal years:

                      TABLE 1: SUMMARY COMPENSATION TABLE

- ---------------------------------------------------------------------------------------------------------------------
                                                  ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                             ----------------------------  ------------------------------------
                                                                                    Awards         Payouts
                                                                           ------------------------------------
                                                                  Other                                          All
                                                                  Annual   Restricted                           Other
                                                                  Compen-    Stock       Options/    LTIP      Compen-
Name and                                     Salary      Bonus    sation    Award(s)       SARs     Payouts    sation
Principal Position              Year           ($)       ($)/1/   ($)/3/     ($)/4/        (#)        ($)      ($)/5/
- ----------------------------------------------------------------------------------------------------------------------
G. A. Lorch                     1993         373,700    133,648       -        -          7,800         0     13,573
President and Chief             1992         299,000          0       -        -          9,200         0     10,905
Executive Officer/6/            1991         276,000          0       -        -          7,800         0          -
- ---------------------------------------------------------------------------------------------------------------------
W. W. Adams                     1993         432,400    135,758       -        -         12,850         0     23,421
Chairman of the Board/7/        1992         501,000          0       -        -         15,900         0     18,415
                                1991         466,200          0       -        -         13,900         0          -
- ---------------------------------------------------------------------------------------------------------------------
E. A. Deaver                    1993         327,100    106,018       -        -          7,800         0     14,566
Executive Vice-President        1992         299,000          0       -        -          9,200         0     11,642
                                1991         276,000          0       -        -          7,800         0          -
- ---------------------------------------------------------------------------------------------------------------------
F. B. Starr                     1993         252,000    140,794/2/    -        -              0         0     10,972
President, Thomasville          1992         243,300     21,994       -        -          6,750         0      9,533
Furniture Industries, Inc.      1991         226,800          0       -        -          5,650         0          -
- ---------------------------------------------------------------------------------------------------------------------
D. M. Draeger, Group            1993         234,800    119,278       -        -          4,350         0     11,122
Vice-President, Worldwide       1992         215,800     66,121       -        -          6,150         0      8,132
Floor Products Operations       1991         196,400          0       -        -          5,050         0          -
- ---------------------------------------------------------------------------------------------------------------------

/1/Bonuses are paid in the year following the year in which shown.

/2/This amount includes $76,282 which represents the year-end value of Thomasville phantom shares earned by Mr. Starr under the Thomasville long-term incentive plan. These shares are subject to a four-year restriction period during which time the value of these shares can increase or decrease.

/3/Aggregate value does not exceed the lesser of $50,000 or 10% of shown salary and bonus.

/4/Messrs. Lorch, Adams, Deaver and Draeger received grants of performance restricted shares during 1993 as shown in Table 4 on page 16. The cumulative number of performance restricted shares granted and the corresponding target award value at the end of 1993 for each Named Executive was as follows: George
A. Lorch---4,033 shares ($214,757); William W. Adams--6,670 shares ($355,178);
E. Allen Deaver--4,033 shares ($214,757); and Dennis M. Draeger--2,275 shares ($121,144). In order to earn the stated number of performance restricted shares, the Company's total shareholder return for the period of 1993 through 1995 must equal the 60th percentile of companies comprising the Standard & Poor's 500. During 1993, Armstrong's Common Stock price increased by 67% from $31.875 to $53.25.

/5/These amounts include the above-market interest credited to each named individual's Armstrong Deferred Compensation Plan Account: George A. Lorch--- $10,395; William W. Adams--$19,665; E. Allen Deaver---$10,646; Frederick B. Starr--$9,231; and Dennis M. Draeger--$8,113. The amounts also include the imputed income for Group Life Insurance in excess of $50,000: George A. Lorch--
- -$528; William W. Adams--$825; E. Allen Deaver--$771; Frederick B. Starr--$205; and Dennis M. Draeger--$528. The amounts also include vested amounts to ESOP for members' Equity and Bonus Accounts: George A. Lorch--$2,650; William W. Adams-- $2,931; E. Allen Deaver--$3,149; Frederick B. Starr--$1,536; and Dennis M. Draeger--$2,481.

/6/Served as Executive Vice-President until his election as President and Chief Executive Officer in September 1993. Base salary as President and Chief Executive Officer is at the rate of $500,400 annually.

/7/Served as President and Chairman of the Board until his election as Chairman of the Board in September 1993.

Management Achievement Plan--The Management Achievement Plan is designed to
- ---------------------------
promote the Company's financial success by motivating key Company and selected subsidiary executives to produce outstanding results by providing them the opportunity to earn additional financial rewards based on the attainment of defined corporate, business unit and individual goals. Under the Plan, the Company establishes for each participant at the beginning of each year a target incentive cash award based on the achievement of defined corporate, business unit and individual goals. For 1993, the corporate goal was 8% return on assets, and the Plan provided that no awards under the corporate achievement segment would be paid if the level of corporate achievement was less than 8.5% return on equity. At the end of the year, the results actually achieved are evaluated against these goals to determine the amount, if any, of additional compensation earned by individuals participating in the Plan. The Plan permits payments under the business unit and individual goal segments, even if the corporate achievement level is not reached, when a unit or individual participant achieves the targeted goals. Under guidelines adopted by the Management Development and Compensation Committee, significant restructuring charges and changes in accounting standards are excluded for purposes of determining award payments under the corporate and business unit segments of the Plan.

Deferred Compensation Plan--To enhance the retention and attraction of high-
- --------------------------
quality members of the Board of Directors and upper management, the Board approved in 1985 a Deferred Compensation Plan covering directors and certain management employees to be selected by a deferred compensation committee. Under the Plan, participants can elect to defer up to 15% of their compensation (100% in the case of nonemployee directors) and, as a result, to receive certain supplemental retirement benefits upon retirement or the attainment of a certain age. Payment of the supplemental retirement benefit normally is by monthly annuity for a period of 15 years (10 years in the case of nonemployee directors). Scheduled survivor benefits also are payable. If the employee resigns without the Company's consent or if a director leaves the Board prior to completing one year of service, then, in lieu of the supplemental benefit, a lump-sum amount equal to the amount actually deferred to the date of termination plus interest at 6% per annum is payable. Certain termination situations following a change of control of the Company permit participants the option to receive a lump-sum amount including interest as if the supplemental retirement benefit were payable, less a penalty. Irrevocable trusts are funded with assets having the present value of the estimated future benefits for all deferrals completed through 1992 for all active and retired participants. For deferrals completed in 1993 and beyond, the trusts will be funded with assets having a present value equal to the projected account balance through the end of the current year. The majority of the present value of these assets is represented by life insurance policies owned by the trusts on the lives of participants in the Plan. Benefits under the Deferred Compensation Plan are financed so that the Company anticipates recapturing the benefit costs under the Plan.

Retirement Savings Plan for Salaried Employees ("RSP")--Under the RSP, as
- ------------------------------------------------------
amended, all full-time salaried employees of the Company who meet certain eligibility criteria may elect to have withheld from their regular and incentive compensation either certain pretax or after-tax amounts for investment in any of nine Plan funds, including an Armstrong Common Stock Fund. Employees' contributions in the Armstrong Common Stock Fund are funded on a current basis with the trustee who purchases stock in the open market and holds it for the account of each employee. The Plan contains provisions governing transfers among funds and various payment and withdrawal provisions. Upon termination of employment, death, or retirement, a participant may direct that amounts credited to his or her accounts under the Plan be distributed in the form of either a lump sum or an annuity. A participant who elects to receive a lump-sum distribution may elect to receive amounts credited to the Armstrong Common Stock Fund in the form of cash or Common Stock.

Employee Stock Ownership Plan ("ESOP")--The ESOP is both a stock bonus plan with
- --------------------------------------
a cash or deferred arrangement and an employee stock ownership plan qualified under Section 401 of the Internal Revenue Code. The Plan is designed to invest primarily in Armstrong stock through leveraged purchases. Under the Plan, members in the ESOP receive interests in shares of the Company's ESOP Stock held by a trust established under the Plan. Each share of ESOP Stock is convertible into one share of Armstrong Common Stock (subject to adjustment in certain events) at the option of Mellon Bank, N.A., as trustee. The trustee has the right to sell shares of ESOP Stock back to the Company for $47.75 per share at the time a member in the ESOP separates from service so that upon distribution of a member's account under the Plan, the member will receive (in cash or Common Stock at the election of the member) the higher of (i) the market value of the Common Stock, or (ii) $47.75 for each share of ESOP Stock credited to the member's account under the Plan. All employees of the Company or of participating subsidiaries of the Company who meet certain eligibility criteria are covered under the Plan.

An eligible employee may elect to reduce his or her compensation by 1%, 2%, 3% or 4%, subject to certain limitations. Shares of ESOP Stock are allocated to members' Exchange Contribution Accounts so that each member who reduced his or her compensation will have allocated to his or her Exchange Contribution Account Company stock with a value as of the date of allocation equal to the amount by which his or her compensation was reduced. In addition, shares will be allocated automatically to the Equity Accounts of members employed by the Company (but not participating subsidiaries generally) according to a schedule generally based on such member's age. Because the Equity Account is intended to provide a source of funds to replace certain retiree medical benefits which were previously provided by the Company, the schedule is designed to provide for greater allocations of shares for older employees, since such employees are closer to retirement age and thus will need to purchase retiree medical insurance at an earlier date than younger employees. Shares of ESOP Stock available for allocation after the above allocations have been made will be allocated to the Bonus Account of each participant in the Exchange Contribution feature of the Plan in proportion to the ratio of Exchange Contributions made on behalf of the member to the Exchange Contributions made on behalf of all members. A member, or his or her beneficiary, is entitled to receive a distribution of his or her vested ESOP accounts upon death or any other separation from service in the form of cash or, upon request, Company Common Stock. The Plan provides for accelerated vesting of a member's ESOP accounts in certain events including a change in control of the Company.

Under the Plan, shares of ESOP Stock or, upon conversion, Common Stock, allocated to a participant's account are voted by the ESOP trustee in accordance with the participant's direction. Unallocated shares and allocated shares for which the trustee does not receive directions are voted by the trustee in the same proportion as directed shares are voted.

Employment Protection Plan for Salaried Employees--The Company's Employment
- -------------------------------------------------
Protection Plan for Salaried Employees is designed to encourage the attraction of new employees and to reinforce and encourage the continued attention and dedication of all salaried employees of the Company, as well as to protect certain rights and benefits of employment. Under the Plan, all salaried employees of the Company, are entitled to severance pay and continuation of benefits if they are terminated for other than cause or resign for good reason, in each case as defined in the Plan, within two years following a change in control of the Company, as defined in the Plan. The amount of the severance pay to which an eligible employee is entitled is based on the employee's length of service and cash compensation, ranging from a minimum of two weeks' pay to a maximum of 104 weeks' pay, subject to certain limitations, and is payable in a lump sum promptly following the employee's date of termination. The amount of the severance pay to which each of the Named Executives in Table 1 would be entitled under the Plan if the events that trigger payment had occurred on December 31, 1993, is as follows: George A. Lorch--$1,166,896; William W. Adams--$913,240; E. Allen Deaver--$933,972;
Frederick B. Starr--$602,872; and Dennis M. Draeger--$646,386.

Severance Pay Plan for Salaried Employees--The Company's Severance Pay Plan
- -----------------------------------------
for Salaried Employees, adopted in 1990 and effective May 1, 1989, is designed to cushion the effects of unemployment for those salaried employees whose employment is terminated on action initiated by the Company under certain conditions. All salaried employees of the Company are eligible for severance pay if they are terminated by the Company and are not otherwise excluded from the receipt of such benefits for reasons set forth in the Plan. No employee is eligible for severance pay where the employee voluntarily terminates employment or where the termination is in connection with the sale of a plant, unit, division, or subsidiary and the employee has the opportunity for continued employment in a similar position with comparable compensation and within the same geographic area with a successor organization. The amount of the severance pay that an eligible employee may receive is based on the employee's length of service, the reason for the termination, and cash compensation, ranging from a minimum of two weeks' pay to a maximum of 104 weeks' pay, subject to certain limitations, and may be paid by salary continuation or lump-sum payments or a combination of periodic or lump-sum payments.

                TABLE 2: OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table sets forth information regarding the grant of stock options during 1993 under the Company's 1993 Long-Term Stock Incentive Plan ("the Plan") to each of the Named Executives and to all optionees as a group:

- ----------------------------------------------------------------------------------------------------------------
                          Individual Grants                                      Potential Realizable Value
- ---------------------------------------------------------------------------       At Assumed Annual Rates
                             Percent Of                                          Of Stock Price Appreciation
               Options/     Total Options/                                            For Option Term/2/
                 SARs        SARs Granted       Exercise Or                    ---------------------------------
               Granted/1/    To Employees        Base Price   Expiration            0%       5%        10%
Name              (#)       In Fiscal Year       ($/share)       Date              ($)      ($)        ($)
- ----------------------------------------------------------------------------------------------------------------
G. A. Lorch       7,800           3.2              32.25       06/27/03             0     158,197     400,905
W. W. Adams      12,850           5.2              32.25       06/27/03             0     260,620     660,466
E. A. Deaver      7,800           3.2              32.25       06/27/03             0     158,197     400,905
F. B. Starr           0           0.0                -             -                0           0           0
D. M. Draeger     4,350           1.8              32.25       06/27/03             0      88,225     223,582
- ----------------------------------------------------------------------------------------------------------------
All Optionees   245,070         100.0              32.25       06/27/03             0   4,970,437  12,596,136
- ----------------------------------------------------------------------------------------------------------------

/1/With certain exceptions for death or disability and defined change in control events under the Plan, no option/SAR is exercisable for a period of 18 months from its date of grant.

/2/As required by the Securities and Exchange Commission, the amounts shown assume a 5% and 10% annual rate of appreciation on the price of the Company's Common Stock throughout a 10-year Option Term. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. The actual value of the stock options to the Named Executives and all optionees as a group will depend on the future price of the Company's Common Stock. As reflected in the column which assumes a 0% rate of appreciation, the stock options will have no value to the Named Executives and other optionees if the price of the Company's Common Stock does not increase above the exercise price of the option. If the price of the Company's Common Stock increases, all shareholders will benefit commensurately with the optionees. As of December 31, 1993, there were 37,222,422 shares of Common Stock outstanding (not including the ESOP Stock). Using the same Assumed Annual Rates of Stock Price Appreciation for the Option Term to arrive at Potential Realizable Value shown in Table 2 above, the gain to all shareholders as a group at the 5% and 10% rates would be $754,934,089 and $1,913,162,327 respectively. The amount of the gain to all optionees as a percent of the gain to all shareholders under these scenarios would be approximately 1%.


         TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table sets forth information regarding the exercise of stock options during 1993 and the unexercised options held as of the end of 1993 by each of the Named Executives:

- ---------------------------------------------------------------------------------------------------------------------------
                                      Value                   Number of                      Value Of Unexercised,
                                     Realized           Unexercised Options/SARs             In-The-Money Options/
                      Shares      (market price            At Fiscal Year-End               SARs At Fiscal Year-End
                     Acquired     at exercise less                  (#)                                 ($)
                    On Exercise    exercise price)   ----------------------------------------------------------------------
  Name                  (#)            ($)             Exercisable       Unexercisable      Exercisable      Unexercisable
- ---------------------------------------------------------------------------------------------------------------------------
G. A. Lorch           1,800           34,825             39,800              7,800            803,856           163,800
W. W. Adams          27,029          412,843             42,651             12,850            765,762           269,850
E. A. Deaver          2,747           51,269             37,453              7,800            731,286           163,800
F. B. Starr           4,500          110,250             37,700                  0            871,060                 0
D. M. Draeger         1,900           25,294             24,020              4,350            467,320            91,350
- ---------------------------------------------------------------------------------------------------------------------------

             TABLE 4: LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
- --------------------------------------------------------------------------------------------
                                                  Estimated Future Payouts of Performance
                  Number of      Performance      Shares Under Non-Stock Price-Based Plan/2/
                 Performance     Period Until     ------------------------------------------
                 Restricted      Maturation         Threshold      Target       Maximum
   Name            Shares        or Payout            (#)           (#)           (#)
- --------------------------------------------------------------------------------------------
G. A. Lorch        3,900         1993-1995            1,950        3,900        11,700
W. W. Adams        6,450         1993-1995            3,225        6,450        19,350
E. A. Deaver       3,900         1993-1995            1,950        3,900        11,700
F. B. Starr/1/       -               -                  -            -             -
D. M. Draeger      2,200         1993-1995            1,100        2,200         6,600

/1/See footnote 2 to Table 1 on page 12.

/2/The number of performance restricted shares earned will be determined on the basis of the Company's total shareholder return (share price appreciation plus reinvested dividends) over the performance period as compared to that of companies comprising the Standard & Poor's 500. The Committee has established an award achievement schedule that specifies threshold, target, and maximum award performance levels. The target award will be earned if the Company's total shareholder return equals the 60th percentile level of the Standard & Poor's
500. The threshold award will be earned at the 50th percentile level, and the maximum award will be earned at the 90th percentile level. No performance restricted shares will be earned if the Company's total shareholder return is less than zero. During the performance period, participants will be credited with dividend equivalents which will be used to grant additional performance restricted shares that will be subject to the same performance requirements, and terms and conditions. Performance restricted shares that are earned will be converted to an equal number of shares of Common Stock. These shares will be subject to a four-year restriction period commencing January 1, 1996. Shares earned, including those acquired through reinvested dividends, will vest at a rate of 25% per year during the restriction period.


                               PERFORMANCE GRAPH
               Comparison of Five-Year Cumulative Total Return/1/
     Among Armstrong Common Stock, the S & P 500 Index, and the Dow Jones
         Home Furnishings & Appliances and Building Materials Indexes

The following graph compares the cumulative total return, including reinvestment of dividends, among the Company's Common Stock, a broad equity market index and two industry indexes for the last five years:


                         [GRAPH APPEARS HERE]

                                Armstrong    S & P      D J Bldg.  D J Home
Measurement period              ---------   --------    ---------  -----------
(Fiscal year Covered)           World Ind     500       Materials  Furn & Appl
- ---------------------           ---------   --------    ---------  -----------
Measurement PT -
12/31/88                        $ 100       $ 100       $ 100      $ 100

FYE 12/31/89                    $ 109       $ 132       $ 108      $ 125
FYE 12/31/90                    $  76       $ 128       $  81      $  81
FYE 12/31/91                    $  93       $ 166       $ 109      $ 133
FYE 12/31/92                    $ 105       $ 179       $ 138      $ 168
FYE 12/31/93                    $ 182       $ 197       $ 170      $ 238



/1/Assumes $100 invested on December 31, 1988, in Company Common Stock or index including reinvestment of dividends. Fiscal year ending December 31.

/2/Two industry indexes have been selected to more accurately reflect the Company's mix of residential, nonresidential, and international end-use markets. The indexes are: the Dow Jones Home Furnishings & Appliances Index (which includes Black & Decker, Leggett & Platt, Inc., Maytag Corp., Shaw Industries, Inc., Whirlpool Corp., and Zenith Electronics Corp.) and the Dow Jones Building Materials Index (which includes Armstrong, Calmat Co., Manville Corp., Masco Corp., Owens-Corning Fiberglas Corp., Sherwin-Williams Co., and Vulcan Materials Co.).

                        RETIREMENT INCOME PLAN BENEFITS

  The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's Retirement Income Plan, which is a qualified defined benefit pension plan, as well as under the Company's Retirement Benefit Equity Plan, which is an unfunded, nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the table are based on compensation that is covered under the plans and years of service with the Company and its subsidiaries.

              TABLE 5: ANNUAL RETIREMENT BENEFIT BASED ON SERVICE


      Average Final
      Compensation      25 Years      30 Years      35 Years      40 Years
      -------------     --------      --------      --------      --------
        $200,000        $ 74,000      $ 89,000      $103,000      $115,000
         250,000          93,000       112,000       130,000       145,000
         300,000         113,000       135,000       157,000       175,000
         350,000         132,000       158,000       185,000       206,000
         400,000         151,000       182,000       212,000       236,000
         450,000         171,000       205,000       239,000       266,000
         500,000         190,000       228,000       266,000       296,000
         550,000         210,000       251,000       293,000       326,000

  A participant's compensation covered by the Company's pension plan is the average of his or her annual compensation (as reported under the columns captioned "Salary" and "Bonus" in the Summary Compensation Table) in the three best paid years in the 10 years prior to retirement. The 1993 annual covered compensation and estimated years of service under the Plan for each of the Named Executives were as follows: George A. Lorch--$373,700 (30.5 years); William W. Adams--$432,400 (37.5 years); E. Allen Deaver--$327,100 (33.5 years); Frederick
B. Starr--$273,994 (35.5 years); and Dennis M. Draeger--$300,921 (31.5 years).
Benefits shown assume retirement in 1993 and are computed as a straight life annuity beginning at age 65 and are not subject to deduction for Social Security or other offsets.

If the Retirement Income Plan is terminated within five years following a change in control of the Company, as defined in the Plan, then any Plan assets remaining after satisfying Plan liabilities are first to be applied to increase retirement income to employees, including the Named Executives, up to an amount that they would have been eligible to receive under the Plan assuming, on an actuarial basis, they continued employment until retirement. In the event a salaried member is terminated other than for cause or resigns for good reason, in each case as defined in the Plan, within two years following a change in control of the Company as defined in the Plan, then such members with at least 10 years of service and at least 50 years of age would be eligible for early retirement without certain normal reductions applying and with the addition of certain Social Security replacement benefits; such members with 15 or more years of service also would receive credit under the Plan for an additional five years of service. The Retirement Benefit Equity Plan provides for certain restrictions on amendment or termination of the Plan following a change in control of the Company, as defined in the Plan, and provides for payment either by the Company or from an established and funded Retirement Benefit Equity Trust, a nonqualified trust under which assets are held to provide for the payment of benefits under the Retirement Benefit Equity Plan.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding class or series of voting stock of the Company based upon information furnished to the Company as of December 31, 1993:

                                                  Amount and Nature of     Percent
Name and Address of Beneficial Owner              Beneficial Ownership     of Class
- ----------------------------------------------    --------------------     --------
FMR Corp.                                             5,064,270/1/         13.6/2/
82 Devonshire Street
Boston, MA 02109-3614

Mellon Bank, N.A., as trustee of the Employee
 Stock Ownership Plan                                 5,527,692/3/         12.9/4/
("Share in Success Plan")
One Mellon Bank Center
Pittsburgh, PA 15258-0001

/1/FMR Corp. is the parent corporation of Fidelity Management & Research Company ("Fidelity"), an investment adviser to various mutual funds (the "Funds") and beneficial owner of 4,558,665 shares over which Fidelity has sole voting power. Mr. Edward C. Johnson III, through his controlling interest in FMR Corp., FMR Corp. through its control of Fidelity, and the Funds, each has sole dispositive power over these shares. FMR Corp. is also the parent corporation of the Fidelity Management Trust Company, a beneficial owner of 428,605 shares. FMR Corp. has sole dispositive power over all these shares and sole voting power over 272,105 of the shares. Fidelity International Limited ("FIL") was formerly a subsidiary of FMR Corp. and exercises sole investment and dispositive power over 77,000 shares. FMR and FIL are of the view that they do not constitute a "group" for purposes of the securities laws.

/2/In accordance with applicable rules of the Securities and Exchange Commission, this percentage is based upon only the 37,222,422 shares of Common Stock that were outstanding on December 31, 1993.

/3/Mellon Bank, the trustee of the ESOP, may be deemed to be the beneficial owner of, and has shared voting power and sole investment power with respect to, shares of Common Stock because the ESOP Stock is presently convertible, at the option of the trustee, into Common Stock on a one-to-one basis. In that capacity, Mellon Bank also beneficially owns, and has shared voting power and sole investment power with respect to, the same number of shares of ESOP Stock, which represents 100% of the outstanding shares of ESOP Stock. The ESOP Stock votes with the Common Stock as if converted. Under the ESOP, shares of ESOP Stock or, upon conversion, Common Stock, allocated to a participant's account are voted by the ESOP trustee in accordance with the participant's direction. Unallocated shares and allocated shares for which the trustee does not receive directions are voted by the trustee in the same proportion as the directed shares are voted. Mellon Bank Corporation, the parent of Mellon Bank, N.A., and its affiliates may be deemed to beneficially own an additional 502,000 shares of Common Stock, or 1.3% of the voting shares outstanding, in various fiduciary capacities, as to which Mellon Bank Corporation and its affiliates exercise sole voting power with respect to 275,000 shares, shared voting power with respect to 37,000 shares, sole investment power with respect to 267,000 shares, and shared investment power with respect to 235,000 shares. Mellon Bank Corporation and its affiliates disclaim beneficial ownership of these shares.

/4/In accordance with applicable rules of the Securities and Exchange Commission, this percentage is based upon the total of the 37,222,422 shares of Common Stock and the 5,527,692 shares of ESOP Stock (which are presently convertible, at the option of the ESOP trustee, into Common Stock on a one-to-one basis) that were outstanding on December 31, 1993.

                            SHAREHOLDER PROPOSAL

  The New York City Employees' Retirement System has notified the Company that it will present the following resolution (the "Proposal") for consideration at the 1994 Annual Meeting of Shareholders. In submitting the Proposal, the proponent disclosed holdings of 129,198 shares of Common Stock of the Company. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes present in person or by proxy at the annual meeting.

  In accordance with the applicable proxy regulations, the Proposal is set forth below:

  RESOLVED, that the shareholders of the Corporation request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Corporation.

Shareholder Statement of Support

The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

Many excellent companies use confidential voting. None have reported any difficulty reaching quorums or meeting supermajority vote requirements and those surveyed reported that the added cost of implementing confidentiality was negligible.

Strong support was shown at the last annual meeting when 50.5% of the votes were cast in favor of this proposal.

It is our belief that all shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Corporation to have access to the vote of its shareholders without their specific consent.

Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

We hope that you would agree and vote FOR this proposal.
                                      ---

Statement in Opposition to the Shareholder Proposal

  The Board of Directors has approved a new confidential voting policy as set forth below. It did so after reviewing the shareholder Proposal and determining the proposal is not in the best interest of the Company or its shareholders. Accordingly, the Board urges shareholders to vote AGAINST the Proposal. It is not needed. It goes too far.

  The Board must serve in the best interest of all the shareholders, large and small, independent and institutional. To so serve, the Board must be able to determine and to understand as clearly as possible how shareholders with different expectations vote on various issues, such as the present shareholder Proposal. The Board, after considering the various and often divergent interests and viewpoints of the shareholders, must proceed in the best interest of the Company and all of the shareholders. An open vote, rather than a confidential vote, fosters this process. The open voting process served the Company's shareholders fairly for many years. The recently adopted policy seeks to address key issues of those who prefer confidential voting while preserving the essence of the Board's need to understand all its shareholders.

  The proponent concedes that there is "no imputation that [Armstrong] management has acted coercively" toward any shareholder group. The Board of Directors states unequivocally that it knows of no such coercion ever occurring at Armstrong and that such action would be contrary to Company policy. Proponent's suggestion of possible pressure or the appearance of retaliation is entirely hypothetical. The Company's corporate policy requires all directors, officers, and employees of the Company to maintain high ethical standards and respect the inherent rights and dignity of all individuals. The rights of the shareholders of the Company to vote or give a proxy free from any pressure or threat of retaliation is expressly affirmed in the Company's policy.

  The Board of Directors believes proponent's Proposal goes too far in presuming all shareholders prefer confidential voting. Shares held by Armstrong employees in benefit plans are held in trust and voted by trustees who by the express terms of appointment by the Company are not permitted to disclose to anyone how the employee has voted. Other shareholders may choose confidential voting under the Company's policy. They may also choose to register their shares in the name of a bank, broker, or other nominee; thus electing confidential treatment.

  The confidential voting policy set out below has been adopted by the Board of Directors and is in effect.


                    ARMSTRONG CONFIDENTIAL VOTING POLICY

  To respond to shareholders who prefer that their vote at shareholders' meetings not be made known to the Company, the Board of Directors of the Company has adopted the following policy governing the confidentiality of shareholder votes:

     The proxy ballot and voting process for the shareholders' meeting shall provide the means by which shareholders may expressly elect to have their votes treated confidentially.

     Acting in a coercive manner toward any shareholder is contrary to Company policy. The rights of the shareholders of the Company to vote or give a proxy free from any pressure or threat of retaliation is expressly affirmed.

     To underscore this policy, shareholders who the Company reasonably identifies as both holding a significant amount of Company stock and who may have a direct business relationship with the Company shall be contacted on an annual basis, informed of this policy statement and provided with assurances that their vote shall be treated confidentially in accordance with this policy. Furthermore, employee shareholders shall have their votes treated confidentially.

     To provide added assurance to those shareholders desiring confidential voting, the Company shall employ independent tabulators and judges of election for the shareholders' meetings. Company employees and agents assisting in the administration of the vote, solicitation, receipt and tabulation shall provide appropriate certification that they will treat shareholder votes confidentially in accordance with this policy.

     Excepting the second paragraph hereof, which shall apply in all shareholder voting, the foregoing shall not apply (a) in the event of a contested proxy solicitation, (b) if disclosure is necessary to meet state or federal legal requirements or where such information may be necessary to assist in making a claim or defending against a claim, or
     (c) if the shareholder requests or permits disclosure of its vote. To ensure a representative vote or quorum, proxy solicitors or independent tabulators (who have signed confidentiality certifications) may communicate with shareholders who have not voted.

     Shareholder comments on proxy cards shall be conveyed to the Company by the independent tabulators in such a fashion as to protect a confidential vote.

     The Board of Directors believes it is important that it understand the positions and preferences of its different shareholders on various issues. After considering the various and often divergent interests and viewpoints of the shareholders, the Board must proceed in the best interest of the Company and all of the shareholders. Accordingly, this policy shall not be construed so as to prohibit open and voluntary communication between the Company and its shareholders as to their voting policies or general preferences.

  Because we have adopted the above policy, the shareholder's Proposal is not necessary.

  Adoption of the shareholder's Proposal requires the affirmative vote of at least a majority of the votes present either in person or by proxy at the meeting. Unless otherwise directed, proxies will be voted AGAINST the shareholder's Proposal.

  The Board of Directors believes it has addressed the interests of most of those who insist upon confidential voting and that it is in the interests of the Company and its shareholders to reject the Proposal and it recommends a vote AGAINST.

                            INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of the Company's Audit Committee, appointed KPMG Peat Marwick, independent certified public accountants, as auditors of the Company's financial statements for 1993. The Board of Directors at its February 22, 1994, meeting, upon recommendation of the Audit Committee, selected KPMG Peat Marwick as auditors for 1994.

  A representative of KPMG Peat Marwick will be present at the 1994 Annual Meeting to respond to appropriate questions and to make a statement if that representative so desires.

            1995 SHAREHOLDER PROPOSALS AND NOMINATING PROCEDURES

  Proposals of shareholders intended for inclusion in the Company's proxy statement relating to the 1995 Annual Meeting must be received at the Company's Principal Executive Offices (please address to the attention of L. A. Pulkrabek, Secretary) not later than November 14, 1994. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

  The bylaws of the Company require that nominations for a director to be elected at the 1995 Annual Meeting, other than those made by the Board, be submitted to the Secretary of the Company not later than January 25, 1995. The bylaws also require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareholder. Any shareholder may obtain a copy of the applicable bylaw from the Secretary of the Company upon written request.

                                OTHER MATTERS

  The Board of Directors of the Company is not aware that any matter other than those listed in the notice of meeting is to be presented for action at the meeting. If any of the Board's nominees is unavailable for election as a director or if any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

  Any shareholder who executes and returns the proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy. Abstentions and broker nonvotes on any matter submitted to the shareholders for approval have the effect of votes against such matter since, under the Company's bylaws, the affirmative vote of at least a majority of the votes present and entitled to vote at the meeting, in person or by proxy, is necessary for approval of the matter. Broker nonvotes as to any matter are shares held by nominees which are present and voted at the meeting on matters as to which the nominee has discretionary authority but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

  The Company will pay the expense in connection with printing, assembling, and mailing the notice of meeting, this proxy statement, and the accompanying form of proxy. In addition to the use of mails, proxies may be solicited by directors, officers, and other employees of the Company, personally or by telephone or telegraph. The Company may request persons holding stock in their names or in the names of nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing. The Company has retained the services of Morrow & Co., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, and other fiduciaries. The fees and expenses of that firm for their services in connection with such solicitation are not expected to exceed $17,000.

  UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO L. A. PULKRABEK, SENIOR VICE-PRESIDENT, SECRETARY AND GENERAL COUNSEL, ARMSTRONG WORLD INDUSTRIES, INC., LIBERTY AND CHARLOTTE STREETS, P. O. BOX 3001, LANCASTER, PENNSYLVANIA 17604, A COPY OF THE COMPANY'S 1993 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

March 14, 1994

ARMSTRONG RETIREMENT SAVINGS PLANS                       PARTICIPANT'S DIRECTION

TO: FIDELITY MANAGEMENT TRUST CO., TRUSTEE UNDER THE RETIREMENT SAVINGS PLANS OF
    ARMSTRONG WORLD INDUSTRIES, INC.

Pursuant to your notice accompanied by the proxy material in connection with the Annual Meeting of Shareholders of Armstrong World Industries, Inc., to be held on Monday, April 25, 1994, I direct that you execute a proxy in the form solicited by the Board of Directors of Armstrong World Industries, Inc., with respect to all shares of Common Stock as to which I have the right to give voting directions under the Retirement Savings Plan for Hourly-Paid Employees of Armstrong World Industries, Inc., the Retirement Savings Plan for Salaried Employees of Armstrong World Industries, Inc., or the Retirement Savings Plan for Hourly-Paid Employees of Thomasville Furniture Industries, Inc., the Retirement Savings Plan for Salaried Employees of American Olean Tile Company, Inc., or the Retirement Savings Plan for Production and Maintenance Employees of American Olean Tile Company, Inc., as follows. I understand you will hold these directions strictly confidential.

THIS PARTICIPANT'S DIRECTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PARTICIPANT'S DIRECTION WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND AGAINST THE SHAREHOLDER PROPOSAL RELATING TO CONFIDENTIAL SHAREHOLDER VOTING AND INDEPENDENT TABULATORS AND INSPECTORS [JUDGES] OF ELECTION. IF THIS CARD IS NOT RETURNED, THE SHARES OVER WHICH YOU HAVE VOTING CONTROL WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE RECEIVES DIRECTION.

                THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
            PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.



FIRSCO ARMSTRONG (ARMSTF)
ORIGINAL FRONT 2-28-94
REVISION #1 3-1-94




          Please fold and detach card at perforation before mailing

................................................................................

If you plan to attend the Annual Meeting,                        WILL ATTEND [ ]
please mark the Will Attend block. An
admission ticket will be mailed to you.

- --------------------------------------------------------------------------------
   The Board of Directors recommends a vote FOR Item 1 and AGAINST Item 2.
- --------------------------------------------------------------------------------

Item 1.   ELECTION OF THREE DIRECTORS.

FOR all nominees listed (except as marked to the contrary below)             [ ]

WITHHOLD AUTHORITY to vote for all nominees                                  [ ]

NOMINEES: Van C. Campbell, Ursula F. Fairbairn, J. Phillip Samper

To withhold authority to vote for any individual nominee, write the nominee's name below.

- --------------------------------------------------------------------------------

Item 2. Shareholder proposal related to confidential shareholder voting and independent tabulators and inspectors [judges] of election.

                FOR [ ]           AGAINST [ ]            ABSTAIN [ ]

- --------------------------------------------------------------------------------

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

- --------------------------------------------------------------------------------

                                            Date                         , 1994
                                                -------------------------

                                            Signature
                                                     -------------------------

                                            Please mark, sign (exactly as name
                                            appears below), date and mail this
                                            card promptly in the postage
                                            prepaid return envelope provided.

                      [LOGO OF ARMSTRONG APPEARS HERE]

ARMSTRONG EMPLOYEE STOCK OWNERSHIP PLAN                  PARTICIPANT'S DIRECTION

TO: MELLON BANK, N.A., TRUSTEE UNDER THE ARMSTRONG WORLD INDUSTRIES, INC.
    EMPLOYEE STOCK OWNERSHIP PLAN ("SHARE IN SUCCESS PLAN")

Pursuant to your notice accompanied by the proxy material in connection with the Annual Meeting of Shareholders of Armstrong World Industries, Inc., to be held on Monday, April 25, 1994, I direct that you execute a proxy in the form solicited by the Board of Directors of Armstrong World Industries, Inc., with respect to all shares of Series A ESOP Convertible Preferred Stock and all shares of Common Stock to which I have the right to give voting directions under the Armstrong World Industries, Inc. Employee Stock Ownership Plan ("Share in Success Plan") as follows. I understand you will hold these directions strictly confidential.

THIS PARTICIPANT'S DIRECTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PARTICIPANT'S DIRECTION WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND AGAINST THE SHAREHOLDER PROPOSAL RELATING TO CONFIDENTIAL SHAREHOLDER VOTING AND INDEPENDENT TABULATORS AND INSPECTORS [JUDGES] OF ELECTION. IF THIS CARD IS NOT RETURNED, THE SHARES OVER WHICH YOU HAVE VOTING CONTROL WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE RECEIVES DIRECTION.


                THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
            PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

- --------------------------------------------------------------------------------

If you plan to attend the Annual Meeting,                           WILL ATTEND
please mark the Will Attend block. An
admission ticket will be mailed to you.                                 [ ]


The Board of Directors recommends a vote FOR Item 1 and AGAINST Item 2.

Item 1.   ELECTION OF THREE DIRECTORS.

NOMINEES: Van C. Campbell, Ursula F. Fairbairn, J. Phillip Samper

To withhold authority to vote for any individual nominee, write the nominee's name below.


      FOR all nominees listed (except as marked to the contrary below)
                                     [ ]

                 WITHHOLD AUTHORITY to vote for all nominees
                                     [ ]

- --------------------------------------------------------------------------------

Item 2. Shareholder proposal related to confidential shareholder voting and independent tabulators and inspectors (judges) of election.


                 FOR             AGAINST             ABSTAIN
                 [ ]               [ ]                 [ ]


In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

Please mark, sign (exactly as name appears below), date and mail this card promptly in the postage prepaid return envelope provided.



Date                                        , 1994
- --------------------------------------------------

Signature
- --------------------------------------------------

           "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING
                      EQUIPMENT WILL RECORD YOUR VOTES"

                      [LOGO OF ARMSTRONG APPEARS HERE]

ARMSTRONG WORLD INDUSTRIES, INC.                                          PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


William W. Adams, E. Allen Deaver and George A. Lorch, or any one or more of them, with power of substitution in each, are hereby authorized to represent the undersigned at the Annual Meeting of the Shareholders of Armstrong World Industries, Inc., to be held at the principal office of the Company, Armstrong House North, in Lancaster, Pennsylvania, on Monday, April 25, 1994, at 10:00 a.m., local time, and at any postponement or adjournment thereof, and thereat to vote, as indicated below, the same number of shares as the undersigned would be entitled to vote if then personally present including shares, if any, credited to the undersigned's account under the Company's shareholder dividend reinvestment plan.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND AGAINST THE SHAREHOLDER PROPOSAL RELATING TO CONFIDENTIAL SHAREHOLDER VOTING AND INDEPENDENT TABULATORS AND INSPECTORS [JUDGES] OF ELECTION.


                THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
            PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

- --------------------------------------------------------------------------------

If you plan to attend the Annual Meeting, please mark the Will Attend block. An admission ticket will be mailed to you.
                                                                WILL ATTEND  [ ]


[ ] CONFIDENTIAL VOTE REQUESTED AS PER COMPANY POLICY


- --------------------------------------------------------------------------------
   The Board of Directors recommends a vote FOR Item 1 and AGAINST Item 2.
- --------------------------------------------------------------------------------

Item 1.   ELECTION OF THREE DIRECTORS.

NOMINEES: Van C. Campbell, Ursula F. Fairbairn, J. Phillip Samper

To withhold authority to vote for any individual nominee, write the nominee's name below.

      FOR all nominees listed (except as marked to the contrary below)
                                     [ ]

                 WITHHOLD AUTHORITY to vote for all nominees
                                     [ ]

- --------------------------------------------------------------------------------

Item 2. Shareholder proposal related to confidential shareholder voting and independent tabulators and inspectors [judges] of election.

                     FOR         AGAINST        ABSTAIN
                     [ ]           [ ]            [ ]

- --------------------------------------------------------------------------------

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

Please mark, sign (exactly as name appears below), date and mail this card promptly in the postage prepaid return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

- --------------------------------------------------------------------------------

                                        Date                             , 1994
                                        ---------------------------------------

                                        Signature
                                        ---------------------------------------

                                        Signature
                                        ---------------------------------------

                                        Title or Authority
                                        ---------------------------------------